UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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☐	Definitive Consent Statement

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☐	Soliciting Material Under Rule 14a-12

ZIOPHARM ONCOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

ROBERT W. POSTMA WATERMILL ASSET MANAGEMENT CORP. JAIME VIESER HOLGER WEIS
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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WaterMill Asset Management Corp., together with the other participants named herein (collectively, “WaterMill”), has filed a definitive consent statement and accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from shareholders of Ziopharm Oncology, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of four current members of the Board and the election of WaterMill’s three highly-qualified nominees.

Item 1: On November 12, 2020, WaterMill issued the following press release and letter to shareholders of the Company:

WaterMill Asset Management Releases Candid Q&As with Each of its Director Candidates for Election to Ziopharm Oncology’s Board

NEW YORK – NOVEMBER 12, 2020 (BUSINESSWIRE) – WaterMill Asset Management Corp. (together with its affiliates, “WaterMill” or “we”), which collectively with the other participants in its consent solicitation beneficially owns approximately 3.3% of the outstanding shares of Ziopharm Oncology, Inc. (NASDAQ: ZIOP) (“Ziopharm” or the “Company”), today issued the below letter to shareholders that introduces the candid views of its three aligned, independent and qualified director candidates: Robert Postma, Jaime Vieser and Holger Weis.

As a reminder, WaterMill is seeking to reconstitute Ziopharm’s eight-member Board of Directors by removing four incumbents and installing our three-member slate. We encourage shareholders to consent to all of our proposals on the WHITE consent card. We urge shareholders to sign, date and return each WHITE consent card they receive.

Please visit www.FixZiopharm.com to download a copy of today’s letter and review relevant materials pertaining to our campaign.

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November 12, 2020

Fellow Shareholders:

WaterMill Asset Management Corp. (together with its affiliates, “WaterMill” or “we”) recognizes that many of you have lost complete confidence in the incumbent Board of Directors (the “Board”) of Ziopharm Oncology, Inc. (“Ziopharm” or the “Company”) following a five-year period in which shareholders have seen the value of their equity plunge by more than 76%.1 The Board’s demonstrated inability to reverse this value destruction has been compounded by what we believe has been its conscious decision to maintain an anti-shareholder culture that deprioritizes accountability, boardroom ethics, commercial vigor and corporate transparency. This is precisely why we are seeking to reconstitute the Company’s eight-member Board by removing four current directors (Scott Braunstein, J. Kevin Buchi, Elan Z. Ezickson and Scott Tarriff) and installing our three-member slate (Robert Postma, Jaime Vieser and Holger Weis).

1 Source: Bloomberg (data point reflects performance through October 15, 2020, which is the day before WaterMill filed its preliminary consent statement).

It is important to reiterate at this time that WaterMill is not an activist investor and preferred to avoid any rancor with Ziopharm. But once it became clear to us that Chairman Scott Tarriff and Chief Executive Officer Laurence Cooper were not going to take the necessary steps to regain investor trust, we became convinced that pursuing targeted boardroom change on an expedited basis was in the best interest of all shareholders. We could not continue to sit on the sidelines as the incumbent Board flouts the basic tenets of sound corporate governance and presides over staggering share price declines.

Although Ziopharm’s leadership is apparently responding to our consent solicitation by spending an astounding seven-figure sum on external advisors tasked with helping the Company preserve the status quo, we encourage shareholders to focus on one “north star” question amidst all the noise: Will WaterMill’s director candidates help restore confidence and trust in the Board? The subsequent sections of this letter aim to help answer this key question by allowing shareholders to hear directly from each of our director candidates. The candid Q&As included in this letter should highlight the stark contrast between our slate, which embraces transparency, and the incumbents, who we are yet to see make themselves available in a similar manner.

LEARN ABOUT THE SORELY-NEEDED BUSINESS ACUMEN, COMMERCIAL INTENSITY AND OWNERSHIP PERSPECTIVES THAT WE BELIEVE MR. POSTMA WOULD BRING TO THE BOARD

Question #1: Why does your background as an investor qualify you to serve as a director?

Mr. Postma: For more than 40 years, I have found success investing in the private and public sector. I have overseen more than a dozen sizable investments in the biotechnology sector over the past decade. Prior to making each of those investments, I thoroughly analyzed each company’s capital position, financing options, governance profile and strategy for commercializing pre-clinical and clinical-stage assets. I have helped several early-stage biotechnology companies take their businesses to the next level by sharing strategic business guidance and effective capital allocation suggestions. If there is one thing I have learned over the past several years, it is that running the business is just as important as the actual science. I am skilled in business diligence in this sector and know that a strong corporate foundation can support the commercialization of scientific assets. Given the current composition of Ziopharm’s Board, which lacks both strategic prowess and strong ownership perspectives, I believe that my experience will be very additive.

Question #2: What steps would you take upon joining the Board?

Mr. Postma: The first thing that I would do is suggest to the Board that we have a candid discussion about performance, governance and shareholder engagement at Ziopharm over the past several years. Thereafter, I would suggest to my fellow directors that a Special Committee – which includes incumbent director representation – be formed to review Ziopharm’s ineffective corporate and financial strategy. Given my experience analyzing scores of biotechnology companies, I would be willing to join the Special Committee and help oversee its bottom-up assessment of the Company’s asset values, partnership opportunities, incentive structure, technology pipeline and talent pool. We can only turn around Ziopharm if we are willing to acknowledge and address the flaws that exist, including the Board’s track record of overseeing numerous deals in recent years that have been detrimental to the bottom line. This is why a Special Committee should review Ziopharm’s capital allocation policy and advise on the best path toward efficiently monetizing the Company’s prized assets. Shareholders have clearly lost confidence in the Board as it is currently constituted, but I believe Jaime, Holger and I can help regain their trust.

Question #3: What is the right long-term strategy for Ziopharm?

Mr. Postma: As a sizable shareholder with a long-term focus, I believe Ziopharm needs to focus on four strategic priorities in the months and years to come: developing a credible business plan, transparently communicating with shareholders, efficiently moving to monetize Ziopharm’s assets and prioritizing business development partnerships and non-dilutive sources of financing. I see a clear opportunity to turn Ziopharm into a successful biotechnology company with science that is well-positioned to receive approvals down the road – and I am dedicated to helping shareholders realize that vision.

Question #4: Should shareholders be concerned that WaterMill’s slate does not include an individual with prior experience as a public company director?

Mr. Postma: No. Many of the incumbent directors had public company experience prior to joining the Board, yet they have failed in their basic duties of ensuring proper oversight and accountability. This is why I urge investors to focus on our slate’s sizable 3.3% shareholdings and strong ownership perspectives as well as our respective skill sets. It is important to understand that WaterMill assembled a balanced slate, ranging from my biotechnology investing experience to Jaime’s capital allocation and financing expertise to Holger’s industry background and financial knowhow. This boardroom sorely needs shareholder representation and I believe that our slate’s intimate knowledge of the Company’s assets, appropriate sense of urgency and ownership perspectives will enable us to hit the ground running on day one.

LEARN ABOUT THE CAPITAL ALLOCATION EXPERTISE, FINANCE EXPERIENCE AND OWNERSHIP PERSPECTIVES THAT WE BELIEVE MR. VIESER WOULD BRING TO THE BOARD

Question #1: How can you help the Board develop an effective capital allocation framework?

Mr. Vieser: I would immediately seek to understand and question how, where and why the Company intends to allocate its financial and human resources over the next 18-24 months and help effectively communicate this to the shareholder base. In addition, I would remind the Board that dilutive share count increases, in the absence of greater transparency, are not a viable option for raising more capital based on the clear message shareholders sent at this past annual meeting. Unfortunately, the incumbent Board appears oblivious to these realities based on the fact that research and development costs have ballooned nearly 62% over the past 12-month period as deadlines were missed and shares tumbled. In addition to helping my fellow directors understand these considerations, I would help finally establish clear guardrails and tangible priorities for allocating the Company’s finite capital. One sensible step is reversing Ziopharm’s trend of growing its general and administrative costs and executive compensation each year.

Question #2: What role should a reconstituted Board play in guiding Ziopharm’s future financing initiatives?

Mr. Vieser: First and foremost, I believe a Board that has material ownership perspectives will likely stop trying to dilute shareholders through poorly-conceived issuances. Insiders who are awarded equity – rather than purchasing shares on the open market – often have a seemingly cavalier attitude when it comes to share issuances. This appears to be the case at Ziopharm based on the massive proposed increase in authorized shares that was rejected at this past annual meeting. If I join the Board, I plan to work with the Board to help increase transparency and open doors to banks, lenders and prospective financial partners capable of providing the Company with less dilutive financing options.

Question #3: Given your years of experience investing in public companies, what is your assessment of Ziopharm’s corporate governance – and what needs to change?

Mr. Vieser: Ziopharm’s governance is plagued by an array of issues, ranging from concerning interconnectivity among the directors to excessive Board fees to a lack of boardroom diversity. I believe a reconstituted Board should reduce director compensation, tie management’s incentive pay to tangible metrics and commit to achieving enhanced diversity in the years to come. The Board needs to shift from its seemingly insular viewpoints to truly diverse perspectives.

Question #4: How does your skill set really differ from Mr. Postma’s skill set given he is also a fund manager?

Mr. Vieser: The main difference between the two of us is that I spent the first five years of my career as a banker helping finance public and private companies. Over the last 20 years, I have managed a multibillion dollar long/short portfolio of high yield, leveraged loan and distressed assets, participated in private equity deals and SPACs, and invested in a number of start-up companies in the biotechnology and technology worlds. I have been involved in dozens of restructurings over this time period as well. In each instance, the difference between success and failure has come down to a company’s ability to wisely manage and invest its finite amount of capital, which often means making difficult decisions. My background in both the banking and investing worlds will afford me a unique perspective into how Ziopharm should allocate its capital and manage its overall capital structure to help identify the least dilutive financing sources. I am also quite passionate about remaining abreast of sound corporate governance practices and studying how aligned executive compensation policies, boardroom diversity and social stewardship impact financial performance.

LEARN ABOUT THE INDUSTRY-SPECIFIC EXPERIENCE AND STRATEGIC PLANNING INSIGHTS THAT WE BELIEVE MR. WEIS WOULD BRING TO THE BOARD

Question #1: How can you help the Board improve its oversight of management, operations and strategic execution?

Mr. Weis: I have more than three decades of business and executive experience that includes focusing on corporate governance, finance and strategic business oversight. Based on my more than two decades working at life science companies, including leading a drug development program, I believe I am well positioned to help the reconstituted Board improve governance, strengthen internal financial controls, increase transparency and align compensation incentives with building shareholder value. In particular, I would volunteer to support a review of Ziopharm’s capital allocation plans and pipeline in order to uncover actionable insights for prioritizing the Company’s investments of money and time. All of this can help regain trust with the investment community.

Question #2: Based on your analysis of the immuno-oncology world, what additive perspectives would you bring to the Board?

Mr. Weis: A reconstituted Board needs to lean into the fact that this field is filled with intense competition and fast-paced developments. Winners and losers are separated by their ability to execute on strategic licensing opportunities and deal-making, which are important for scientific validation. I believe my business and drug development experience and analytical and strategic skills would add significant value to the Board as Ziopharm approaches a critical period for delivering value in each of its programs.

Question #3: Can you help Ziopharm address the material weakness in its internal controls over financial reporting, which was first reported in the Company’s 2019 10-K and in each subsequent 10-Q filing in 2020 (this was most recently disclosed on page 36 of the Company’s 10-Q filing)?

Mr. Weis: Yes. It is very concerning that a material weakness identified in 2019 remains uncorrected. A further concern is the lack of specific information the Company has provided about its remediation approach. As a former chief financial officer and executive at Ernst & Young, I have the skills to properly evaluate management’s remediation plans to ensure the timely resolution of this material weakness. The Board has a core responsibility to hold management accountable for maintaining a strong internal control structure.

Question #4: Should shareholders be concerned with your lack of public company director experience?

Mr. Weis: No. I spent years advising public companies and their leadership teams while at Ernst & Young. I have also been a company executive responsible for financial reporting and corporate governance. I am a Certified Public Accountant and understand Securities and Exchange Commission requirements. Most importantly, I have a keen sense of the meaning of fiduciary responsibilities.

THE CHOICE SHOULD BE CLEAR: OUR DIRECTOR CANDIDATES ARE ALIGNED, EXPERIENCED AND HAVE A PRO-SHAREHOLDER AGENDA

We hope that shareholders now have a clear sense of what our three-member slate would bring to the boardroom. In addition to possessing complementary expertise and a true vision for value creation, our director candidates are committed to transparency. That is why they are willing to communicate in an honest and open manner while, in our view, the current directors apparently want to hide behind external consultants.

Thank you for your robust engagement and support. Together we can fix Ziopharm for the benefit of all stakeholders, ranging from shareholders and employees to healthcare providers and patients.

Sincerely,

WaterMill Asset Management Corp.

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We urge Ziopharm shareholders to consent to all five proposals on the WHITE consent card today by signing, dating and returning it in the postage-paid envelope provided. Please vote each and every WHITE consent card you receive since you may own multiple accounts. If you have already voted a Green revocation card from Ziopharm, a later-dated vote on the WHITE consent card will revoke that vote.

December 11, 2020 is our goal for the submission of written consents. Effectively, this means that you have until December 11, 2020 to consent to the proposals.

You may only consent by voting the WHITE consent card. Please throw away all Green revocation cards you receive.

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Contacts

For Investors:

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

Item 2: Also on November 12, 2020, WaterMill posted the following materials to www.FixZiopharm.com: